DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (“Agreement”) dated as of this 28th of February, 2012 (“Effective Date”), is between Concert Pharmaceuticals, Inc., a Delaware corporation having offices located at 99 Hayden Avenue, Suite 500, Lexington, Massachusetts 02421, USA (“Concert”) and Avanir Pharmaceuticals, Inc., a Delaware corporation having offices located at 20 Enterprise, Suite 200, Aliso Viejo, California 92656, USA (“Avanir”). Each of Concert and Avanir may be referred to hereinafter individually as a “Party” and together as the “Parties.”

RECITALS

A. Concert is a pharmaceutical company with expertise in the research and development of deuterated dextromethorphan.

B. Avanir is a pharmaceutical company having the capability to continue pre-clinical research, develop, conduct clinical trials using, obtain regulatory approval for, manufacture, distribute, market and sell such products.

AGREEMENT

The Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms, when used in this Agreement, shall have the meanings ascribed to them or referenced in this Article 1:

1.1 “Affiliate” means, with respect to a first Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

1.2 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.3 “Avanir” has the meaning set forth in the preamble to this Agreement.

1.4 “Blocking Third Party Patent Rights” means, on a country-by-country basis, patent rights owned or controlled by a Third Party that, in the absence of a license thereunder, could reasonably be or is determined to be infringed by (i) the use, offer for sale, sale or importation of any Licensed Product as it is formulated as of the Effective Date (“Blocking Third Party Product Rights”) or (ii) the manufacture of any drug substance within a Licensed Product as it is manufactured as of the Effective Date or pursuant to a process developed by or on behalf of Concert during the Development Program (“Blocking Third Party Manufacturing Rights”).

1.5 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in the United States.

1.6 “Change of Control” means, with respect to a first Person, a single transaction or series of related transactions pursuant to which another Person or group of Persons who did not Control such first Person before the transaction(s) do Control such first Person after the transaction(s). A Change of Control will be presumed to occur to a first Person upon the occurrence of any of the following: (i) any other Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of the first Person; (ii) the sale or other disposition of all or substantially all of the assets of the Person; (iii) a consolidation or merger of the first Person with any other Person, other than a merger or consolidation which would result in the voting securities of the first Person outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Person outstanding immediately after such merger or consolidation.

1.7 “Clinical Trial” means a human clinical study that is designed to (i) investigate whether a Licensed Product is reasonably safe for continued testing, (ii) investigate the safety, efficacy, or pharmacokinetics of the Licensed Product for its intended use, and define warnings, precautions and adverse reactions that may be associated with the Licensed Product in the dosage range to be prescribed, or (iii) support Regulatory Approval of such Licensed Product or label expansion of such Licensed Product, in each case conducted by or on behalf of Avanir, its Affiliates, their respective sublicensees or any of their respective successors or assigns.

1.8 “Collaboration Technology” means all inventions, discoveries, data, trade secrets, information, compositions, materials (including chemical and biological materials), methods, processes, results, know-how and other information, in each case specifically relating to D-DM, conceived, discovered, created or developed by either Party, or jointly by both Parties, in the course of activities conducted pursuant to a Development Plan before the First IND, excluding the Collaboration Patents.

1.9 “Collaboration Patents” means all patent applications filed on any invention or discovery within the Collaboration Technology, including any continuations, divisional, reissues or foreign counterparts thereof, and any patents issuing from any of the foregoing.

1.10 “Concert” has the meaning set forth in the preamble to this Agreement.

1.11 “Concert Patents” means all patents and patent applications owned by or licensed (with a right to sublicense to Avanir as provided herein) to Concert at any time during the Term and claiming the composition, use, administration, manufacture of or a method involving a D-DM compound or composition, including the patents and applications listed on Schedule 1.11 and any continuations, divisional, reissues or foreign counterparts thereof, and any patents issuing from the priority application from which any of the foregoing was issued, excluding Collaboration Patents. Notwithstanding the foregoing, with respect to any such patents or patent applications licensed by Concert from Third Parties after the Effective Date, such patents or patent applications shall be included in the Concert Patents only to the extent set forth in Section 5.2.3 and only if Avanir agrees, pursuant to the process set forth in Section 5.2.3 or otherwise, to pay any royalties and other amounts payable to such Third Parties on account of the sublicensing thereof to Avanir hereunder or Avanir’s exploitation of the sublicensed subject matter.

1.12 “Concert Technology” means all inventions, discoveries, data, trade secrets, information, compositions, materials (including chemical and biological materials), methods, processes, results, know-how and other information, owned by or licensed (with a right to sublicense to Avanir as provided herein) to Concert at any time during the Term and relating to D-DM, excluding Collaboration Technology, Collaboration Patents, and Concert Patents. Notwithstanding the foregoing, with respect to any such inventions, discoveries, data, trade secrets, information, compositions, materials (including chemical and biological materials), methods, processes, results, know-how and other information licensed by Concert from Third Parties after the Effective Date, such inventions, discoveries, data, trade secrets, information, compositions, materials (including chemical and biological materials), methods, processes, results, know-how and other information shall be included in the Concert Technology only to the extent set forth in Section 5.2.3 and only if Avanir agrees, pursuant to the process set forth in Section 5.2.3 or otherwise, to pay any royalties and other amounts payable to such Third Parties on account of the sublicensing thereof to Avanir hereunder or Avanir’s exploitation of the sublicensed subject matter.

1.13 “Competitive Infringement” has the meaning set forth in Section 7.5.1.

1.14 “Confidential Information” means any information regarding the business and operations of a Party or any of its Affiliates, that is or has been disclosed (whether orally or in writing) by such Party or its Affiliates (“Discloser”) to the other Party or its Affiliates (“Recipient”) to the extent that such information is not (i) as of the date of disclosure to the Recipient, known to the Recipient (other than pursuant to an obligation of confidentiality to the Discloser); or (ii) disclosed in published literature, or otherwise generally known to the public through no breach by the Recipient of this Agreement; or (iii) obtained by the Recipient from a Third Party free from any obligation of confidentiality to the Discloser; or (iv) independently developed by the Recipient without use of the information disclosed to the Recipient by the Discloser.

1.15 “Control” including, its correlative meanings, “Controls”, “Controlled by” and “under common Control with” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of another Person (whether through ownership of securities or other ownership interests, by contract or otherwise). A first Person shall be presumed to Control another Person if such first Person actually owns or has beneficial ownership of at least 50% of the voting securities or other comparable equity interests of such other Person (whether directly, indirectly or pursuant to any option, warrant or other similar arrangement).

1.16 “D-DM” means the compounds described on Schedule 1.16.

1.17 “[**]” means the compounds described on Schedule 1.17.

1.18 “D-DM and Quinidine Milestone Event” has the meaning set forth in Section 6.3.1.

1.19 “D-DM and Quinidine Milestone Event Payment” means the amounts set forth in Section 6.3.1 opposite the respective “Development Milestone”.

1.20 “D-DM and Quinidine Product” means a Licensed Product that contains or is administered with quinidine in accordance with the approved label for such Licensed Product.

1.21 “D-DM Only Milestone Event” has the meaning set forth in Section 6.3.2.

1.22 “D-DM Only Milestone Event Payment” means the amounts set forth in Section 6.3.2 opposite the respective “Development Milestone”.

1.23 “D-DM Only Product” means a Licensed Product that is not a D-DM and Quinidine Product.

1.24 “Deuterated Products” means a compound, wherein for a given sample of the compound, the abundance of deuterium at one or more of the hydrogens of the compound is greater than the natural abundance of deuterium.

1.25 “Development Plan” means a plan with estimated timelines that sets forth the responsibilities of, and activities to be conducted by, each Party with respect to pre-clinical and clinical development of Licensed Products until the First IND and the development until First IND of manufacturing methods for the commercial production of Licensed Products, as such plan may be revised or replaced from time to time in accordance with the terms hereof. Exhibit A contains an initial partial version of the Development Plan covering activities through the First IND and will be timely updated and expanded by the JSC with respect to responsibilities and activities until the First IND.

1.26 “Development Program” means the pre-clinical and clinical development activities conducted by (or to be conducted by) each Party pursuant to a Development Plan.

1.27 “Discloser” has the meaning set forth in the definition of Confidential Information.

1.28 “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.29 “EMA” means the European Medicines Agency or any successor agency thereto.

1.30 “EU” means the European Union.

1.31 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.32 “FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.33 “First IND” means the first acceptance for filing of a submission by Avanir or any of its Affiliates or sublicensees of an IND in the U.S., EU or Japan for any Licensed Product.

1.34 “FTE” means the equivalent of one person working full time for one year, consisting of at least [**] hours in such year, whether such work is performed by one or multiple persons, on activities directly related to the Development Program.

1.35 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any international, national, regional, province, state, county, city or other political subdivision, including a Regulatory Authority.

1.36 “Initial pK and Safety Milestone” means the first to occur of: (i) demonstration of positive pharmacokinetic and safety results in a Clinical Trial conducted anywhere in the world, as evidenced by demonstration of the following for a D-DM Product: a) steady-state area under the curve (AUC) plasma concentrations of a D-DM Product of at least [**] percent of the steady-state AUC plasma concentrations of the comparator drug, and b) minimum plasma concentrations of a D-DM Product of at least [**]% of the minimum plasma concentrations of the comparator drug, and c) maximum plasma concentrations of a D-DM Product of no more than [**]-fold greater than the maximum plasma concentrations of the comparator drug, and d) safety profile of a D-DM Product which is similar or more favourable to the comparator drug. For purposes of this definition, “steady-state AUC” shall be defined as plasma concentrations following at least [**] days of dosing, “D-DM Product” shall mean either a D-DM Only Product or a D-DM and Quinidine Product, as applicable, and the comparator drug is [**] mg of dextromethorphan combined with [**] mg of quinidine dosed with the same frequency as the D-DM Product; or (ii) initiation of first dosing of a patient in a Phase 2 Clinical Trial.

1.37 “IND” means an Investigational New Drug Application submitted under the FDCA or an analogous application or filing with any analogous Regulatory Authority outside of the United States under any analogous foreign Law for the purposes of obtaining permission to conduct Clinical Trials in such jurisdiction.

1.38 “Indemnified Party” has the meaning set forth in Section 11.2.

1.39 “Indemnifying Party” has the meaning set forth in Section 11.2.

1.40 “Joint Patent Committee” has the meaning set forth in Section 2.2.

1.41 “Joint Steering Committee” has the meaning set forth in Section 2.1.

1.42 “Knowledge” with respect to Concert means the actual knowledge of the following individuals: [**] and all of Concert’s U.S. internal and external patent agents and attorneys who have been involved in the prosecution, maintenance or enforcement of any of the Concert Patents.

1.43 “Launch” means the first commercial sale of a Licensed Product by Avanir, its Affiliate or its sublicensee to a Third Party in a country after receipt by Avanir, its Affiliate or its sublicensee of the first Regulatory Approval for such Licensed Product in such country.

1.44 “Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances of any Governmental Authority, as such may be revised from time to time.

1.45 “Licensed Products” means any product or composition that (i) contains a D-DM compound and (ii) that either (A) the manufacture, use, offer for sale, sale or importation of which is covered by a Valid Claim of any Concert Patent or Collaboration Patent, (B) is developed, made, used or administered using a process covered by a Valid Claim of and Concert

Patent or Collaboration Patent, or (C) is developed, made, used, sold or otherwise exploited using any of the Concert Technology or Collaboration Technology anywhere in the world. A Licensed Product shall continue to be a Licensed Product following expiration of all such Valid Claims.

1.46 “Losses” means any and all costs, expenses, claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, settlement amounts, awards, and judgments, including any and all reasonable, out-of-pocket costs and expenses properly incurred as a result of a claim (including reasonable, out-of-pocket attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened), in each case, net of any tax benefit or insurance recovery received in connection with any of the foregoing.

1.47 “MHLW” means the Ministry of Health, Labour and Welfare of Japan and any successor thereto.

1.48 “NDA” means a New Drug Application submitted under the FDCA or an analogous application or filing with any analogous Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) under any analogous foreign Law for the purpose of obtaining approval to market and sell a pharmaceutical product in such jurisdiction.

1.49 “Net Sales” means, with respect to sales of Licensed Products, on a country by country basis, the gross amount invoiced by Avanir, its Affiliates and its sublicensees of such Licensed Products during the applicable Royalty Term, less:

(i)	allowances for sales actually paid, granted or accrued, including, trade, quantity and cash discounts and any other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMO’s, pharmacy benefit managers, government health insurance programs, or other institutions, retailers’ adjustments arising from consumer discount programs, copay discounts or other similar programs, and any other discounts or reductions required to comply with GAAP,

(ii)	portions of invoiced amounts written off as uncollectible in accordance with GAAP,

(iii)	payments for customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties that are separately reflected on the applicable invoice, and

(iv)	freight and shipping insurance amounts that are separately reflected on the applicable invoice.

1.50 “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

1.51 “Payment of the Phase 2 Milestone” means the payment by Avanir to Concert of the first of either the D-DM and Quinidine Milestone Event Payment for the Phase 2 Milestone or the D-DM Only Payment for the Phase 2 Milestone as described in Sections 6.3.1 and 6.3.2.

1.52 “Person” means any natural person, any form of for-profit or non-profit business entity recognized by any Governmental Authority, including any corporation, partnership, limited liability company, association, or trust, or any Governmental Authority.

1.53 “Phase 2 Clinical Trial” means a Clinical Trial with a defined dose or a set of defined doses of a Licensed Product designed to generate initial efficacy and safety data for such Licensed Product when tested in patients with a disease with the objective of demonstrating that the Licensed Product is reasonably safe and effective for continued testing.

1.54 “Phase 2 Milestone” means initiation of first dosing of a patient in a Phase 2 Clinical Trial.

1.55 “Phase 3 Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a Licensed Product designed to generate, together with other previously conducted and/or then-planned Clinical Trials, sufficient data regarding the efficacy and safety of such Licensed Product when tested in patients with a disease with the objective of enabling the preparation and submission of an NDA.

1.56 “Recipient” has the meaning set forth in the definition of Confidential Information.

1.57 “Regulatory Approval” means, with respect to any jurisdiction, any and all approvals or authorizations of a Regulatory Authority that are legally necessary for the commercial manufacture, distribution, use, marketing or sale of a pharmaceutical in such jurisdiction, including, as applicable, any associated regulatory or data exclusivity associated with such approvals or authorizations.

1.58 “Regulatory Authority” means, with respect to any jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such country or jurisdiction, including the FDA in the U.S., the EMA in the European Union and the MHLW in Japan.

1.59 “Representatives” means with respect to a Party, such Party’s Affiliates, and each of their respective officers, directors, managers, employees, consultants, contractors, sublicensees and agents.

1.60 “Restricted Indication” means pseudobulbar affect (also known as emotional lability in some regulatory jurisdictions), or behavioural symptoms in dementia patients.

1.61 “Royalty Term” has the meaning set forth in Section 6.4.1.

1.62 “Tax” or “Taxes” has the meaning set forth in Section 6.9.1.

1.63 “Term” has the meaning set forth in Section 10.1.

1.64 “Third Party” means any person or entity other than Avanir or Concert or their respective Affiliates.

1.65 “Third Party Claim” has the meaning set forth in Section 11.2.

1.66 “Valid Claim” means either (i) an issued, unexpired patent claim within the Concert Patents or Collaboration Patents that has not been permanently declared invalid or unenforceable by a Governmental Authority of competent jurisdiction or (ii) a pending claim within the Concert Patents or Collaboration Patents that has not been pending more than [**] years from the date of filing of the first patent application to which such pending claim claims priority and that has not been irrevocably determined to be unpatentable by a Governmental Authority of competent jurisdiction.

ARTICLE 2

JOINT COMMITTEES AND REPORTING

2.1 Joint Steering Committee.

2.1.1 The Parties hereby establish a committee (the “Joint Steering Committee” or the “JSC”) to review the Development Program and oversee progress of the activities conducted thereunder until the First IND and facilitate the sharing of information between the Parties with respect to such activities.

2.1.2 The JSC shall be comprised of [**] Representatives of Avanir and [**] Representatives of Concert. Each Party shall make its designation of its Representatives within [**] days following the Effective Date, and each Party may substitute one or more of its Representatives, in its sole discretion, effective upon notice to the other Party of such change. [**] shall appoint one of its Representatives to be the chairperson of the JSC.

2.1.3 The JSC shall meet within [**] days after the Effective Date and, thereafter, [**] until the First IND. The chairperson of the JSC shall be responsible for calling meetings of the JSC and for leading the meetings. Each Party may have in attendance one or more other non-voting employees or other Representatives from time to time, by written consent of the Parties, with such consent not to be unreasonably withheld or delayed, subject to any such Representative’s written agreement to comply with requirements of confidentiality and non-use at least as stringent as those set forth in Article 9. The location of meetings of the JSC shall alternate between Avanir’s principal place of business and Concert’s principal place of business, or as otherwise agreed by the Parties. The JSC may also meet by means of a telephone conference call or videoconference. The chairperson may convene a special meeting of the JSC for the purpose of resolving disputes of the JSC or the JPC.

2.1.4 Avanir shall bear its own costs and expenses related to its participation in the JSC. Except as provided in Section 6.2, Concert shall bear its own costs and expenses associated with its participation in the JSC.

2.1.5 The JSC has the authority to amend or replace the Development Plan from time to time. The JSC is intended to serve primarily as a forum to facilitate the exchange of information and for each Party to provide suggestions to the other as to the conduct of activities to be conducted under the Development Plan.

2.2 Joint Patent Committee.

2.2.1 The Parties hereby establish a committee (the “Joint Patent Committee” or the “JPC”) to discuss all patent matters relating to the Concert Patents and Collaboration Patents and to ensure each Party has a reasonable opportunity to review, comment and cooperate in the preparation, prosecution, maintenance, and enforcement of the Concert Patents and Collaboration Patents.

2.2.2 The JPC shall be comprised of [**] Representatives of Avanir and [**] Representatives of Concert. Each Party shall make its designation of its Representatives within [**] days following the Effective Date, and each Party may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. [**] shall appoint one of its Representatives to be the chairperson of the JPC.

2.2.3 The chairperson of the JPC shall call meetings of the JPC as needed and upon the request of either Party. The location of meetings of the JPC shall alternate between Avanir’s principal place of business and Concert’s principal place of business, or as otherwise agreed by the Parties. The JPC may also meet by means of a telephone conference call or videoconference by mutual agreement of the Parties.

2.2.4 Avanir shall bear its own costs and expenses related to its participation in the JPC. Concert shall bear its own costs and expenses related to its participation in the JPC.

2.3 Committee Decisions.

2.3.1 The intent of the JSC and JPC is to use reasonable efforts to achieve, and then act, by consensus of the members of the JSC or JPC, as applicable, on all issues properly before the committee for decision. If the JSC or JPC is unable to reach consensus on an issue properly before it, then the matter will be referred to the Chief Executive Officers of the Parties for resolution. Upon referral of a matter to the Parties’ respective Chief Executive Officers for resolution, such officers shall promptly, and in any case within [**] days, meet to discuss the matter and seek a mutually acceptable resolution. Such meeting shall be in person unless otherwise agreed by the Parties. If the Parties’ respective Chief Executive Officers are not able to resolve the matter by mutual agreement within [**] days after such meeting, then the matter will, after reasonable consideration of the views of Concert that were made known to the JSC before the referral to the Chief Executive Officers or made know to Avanir’s Chief Executive Officer by Concert’s Chief Executive Officer, be made by the chairperson of the committee; provided however, that (i) no such decision may require Concert to provide resources beyond those Concert is required to provide pursuant to this Agreement or the Development Plan, as it exists on the Effective Date, and (ii) no such decision may be inconsistent with the express terms of Articles 1 - 12 of this Agreement, be used to unilaterally amend this Agreement (except for the Development Plan in accordance with the foregoing process), or resolve any dispute between the

Parties as to their respective rights and obligations under this Agreement (except for disputes among the members of the JSC or JPC, as applicable, on issues properly before the committee for decision as provided in this Section 2.3.1).

2.4 Reporting.

2.4.1 Every [**] months after the First IND until Payment of the Phase 2 Milestone, and thereafter every [**] months until the first Regulatory Approval of a Licensed Product by the FDA or EMA Avanir shall provide Concert with a written summary report of the Development Program. The written report shall at a minimum include the following: (a) a summary of activities completed during the reporting period, (b) an updated [**] general timeline for the Development Program, including expected dates for top-line trial data, (c) an outline of any clinical study to be conducted in the forthcoming [**] months of detail and scope similar to those typically submitted on clinicaltrials.gov and (d) clinical trial enrollment information, and such other information reasonably necessary for Concert to monitor the progress of the Development Program (“Progress Report”).

2.4.2 Within [**] after the Progress Report is provided to Concert, the Parties shall meet in person or by telephone to discuss the Progress Report.

ARTICLE 3

DEVELOPMENT PROGRAM

3.1 Disclosure of Technology.

Within [**] days after the Effective Date, Concert will use commercially reasonable efforts to disclose to Avanir or its designated Affiliate all Concert Technology Controlled by Concert as of the Effective Date that may be reasonably necessary or useful to Avanir to develop, manufacture, seek or obtain Regulatory Approval for, or commercialize Licensed Products and efficiently exploit the rights and licenses granted to Avanir under this Agreement. In addition, from time-to-time throughout the Term, and at any time during the Term at the reasonable request of Avanir, Concert will use commercially reasonable efforts to disclose to Avanir or its designated Affiliate all Concert Technology required to be disclosed to Avanir pursuant to Section 5.2.3. Without limiting the foregoing, Concert will, to the extent in the possession of Concert’s internal and external U.S. patent attorney(s) or agent(s) that have been involved in prosecution of the Concert Patents and Concert employees that have been involved in the prosecution of the Concert Patents, use commercially reasonable efforts to disclose to Avanir for each of the Concert Patents: invention disclosures, prior art search results and related memoranda and patentability opinions or evaluations, validity and enforceability searches and opinions or evaluations, freedom to operate searches and opinions or evaluations, and correspondence with and interview notes or other notes regarding communications with any of the inventor(s), in each case where such information relates to D-DM, but excluding such information that is specific to [**]. To the extent not provided before the Effective Date, Concert will use commercially reasonable efforts to provide the foregoing that exists on the Effective Date within [**] days after the Effective Date. With respect to any such new information created after the Effective Date, where such information relates to D-DM, but excluding such information that is specific to [**], Concert shall use commercially reasonable efforts to provide it within [**] after request by Avanir therefor from time to time throughout the Term.

3.2 Purpose of Development Program.

Concert and Avanir will conduct the Development Program and any other activities agreed upon by the Parties. The goal of the Development Program is to: (i) complete pre-clinical research of Licensed Products; (ii) evaluate the potential to advance one or more Licensed Products through clinical research; and (iii) file an IND and achieve the development and regulatory milestones set forth herein for a Licensed Product. Concert shall use commercially reasonable efforts to conduct and complete the activities assigned to Concert under the Development Plan within the time frame and budget specified for each such activity.

3.3 Development Program Costs.

Avanir will be responsible for the costs of all of Avanir’s activities conducted under the Development Program as well as any costs and expenses payable to any Third Party contractors executing any activities under the Development Program. Except as specified in Section 6.2, Concert shall be responsible for all of the costs and expenses associated with Concert’s activities under the Development Program.

3.4 Regulatory Affairs.

3.4.1 As between the Parties, Avanir shall be responsible for preparing, seeking, submitting and maintaining all INDs, NDAs and other regulatory filings and Regulatory Approvals for each Licensed Product, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval and for all communications with Regulatory Authorities, in each case in the name of Avanir or its Affiliate or sublicensee.

3.4.2 Each Party shall immediately notify the other Party upon receiving information concerning any serious adverse event involving a Licensed Product and shall provide to such other Party, unless prohibited by applicable Law or contract with a Third Party, a copy of: (i) all relevant adverse event reports which it submits to any Regulatory Authority in respect of the Licensed Product, and (ii) any other information relating to such adverse event as the other Party may reasonably request to comply with its pharmacovigilance obligations with respect to Licensed Products.

3.4.3 As between the Parties, Avanir shall have the sole right to apply for and secure Regulatory Approvals for the Licensed Products that may be available under the Law of any country, including any data or market exclusivity periods, in each case in Avanir’s or its Affiliates or sublicensee’s own name. Concert shall in good faith cooperate with Avanir and such Affiliates and sublicensee(s) and take reasonable actions to assist Avanir and such Affiliates and sublicensee(s) in obtaining such Regulatory Approvals in each country.

3.4.4 Concert shall cooperate with Avanir as reasonably requested from time to time (and subject to reimbursement in accordance with Section 6.2) in connection with Avanir seeking and obtaining Regulatory Approval for Licensed Products, including providing data within the Concert Technology in the form as may be requested by Avanir from time to time for disclosure to Regulatory Authorities.

3.5 Publication of Clinical Trial Results.

Notwithstanding anything to the contrary in Article 8, Avanir may publish any data within the Concert Technology, Collaboration Technology or otherwise resulting from Clinical Trials conducted on a Licensed Product, subject to the JSC’s review and approval of all such proposed publications before First IND, and thereafter in Avanir’s discretion without review by the JSC or Concert. Avanir shall send a draft manuscript of any such publication proposed to be published before the First IND of a Licensed Product by FDA or EMA to Concert for review at least [**] days before the date on which Avanir plans to submit the proposed submission for publication, and as to any such proposed publications before First IND Concert may provide comments thereon to Avanir. If Concert has any comments as to any such proposed publications before First IND, Concert shall provide its written comment on the publication within [**] days from receipt of the draft. Avanir shall, to the extent permitted under applicable Laws, reasonably consider all such comments from Concert as to any such proposed publications. Any dispute over any such proposed publications shall be resolved by the chairperson of the JSC.

3.6 Development Recordkeeping and Access.

3.6.1 Concert will prepare and maintain, and shall require all approved subcontractors to keep, accurate records and books relating to the actual costs and expenses of its activities under a Development Plan and otherwise in relation to the development of Licensed Products. From time-to-time throughout the Term (but not more than [**]) at the reasonable request of Avanir, Concert will allow Avanir, Avanir’s designated Affiliate or Avanir’s designated Third Party to audit the records and books related to the costs and expenses of Concert, its Affiliates and their subcontractors’ activities in relation to the development of any Licensed Product.

3.6.2 Concert will prepare and maintain, and shall require all approved subcontractors to keep, accurate records and books relating to the progress and status of its activities under each Development Plan and otherwise in relation to the development of Licensed Products, including all Collaboration Technology. From time-to-time throughout the Term (but not more than [**]) upon reasonable advance notice by Avanir, Concert will disclose to or permit direct access to, during regular business hours, Avanir, Avanir’s designated Affiliate or Avanir’s designated Third Party to all records, books and data of Concert, its Affiliates and their subcontractors related to the foregoing.

3.7 Compliance with Laws.

Each Party shall, and shall cause its Affiliates and its and their respective Representatives and subcontractors to, use commercially reasonable efforts to comply strictly with all applicable Laws in connection with the Development Program, including, as applicable, the FDCA and associated rules and regulations, including current Good Clinical Practices, current Good Laboratory Practices, and current Good Manufacturing Practices, the United States Health Insurance Portability and Accountability Act of 1996 and its applicable rules and regulations, the U.S. Occupational Safety and Health Act and its applicable rules and regulations, and foreign equivalents thereto.

3.8 Manufacturing Oversight by Concert.

Until First IND, Concert shall use commercially reasonable efforts to identify potential manufacturers for Licensed Products in bulk form, to assist Avanir in negotiating the commercial terms of supply of the same to Avanir and Avanir’s designated compounder(s) and finisher(s), and to oversee such manufacturers’ supply of same in quantities reasonably necessary to conduct the activities specified in the Development Program, in each case subject to reimbursement in accordance with Section 6.2. Except as specified in the preceding sentence, as between the Parties, Avanir shall be responsible for the manufacture (itself or through one or more Third Party manufacturer(s)) of Licensed Products. Nothing in this Section shall be construed as providing Concert with the right or authority to enter any contract on behalf of Avanir or any of Avanir’s Affiliates, whether as an agent, distributor, partner or otherwise, Concert shall not hold itself out to any Third Party as having such authority or right, and Concert shall not attempt to enter any contract or other binding obligation on behalf of Avanir or any of Avanir’s Affiliates.

ARTICLE 4

CERTAIN COVENANTS

4.1 Diligence Obligation of Avanir.

Avanir shall attempt to develop and commercialize Licensed Products for at least [**] indications in the U.S. and [**] in each of the EU and Japan; provided, however, that such obligation shall be [**] in the US automatically upon the filing of an NDA by Concert, its Affiliate or any of their respective licensee or sublicensees for a [**] for the treatment of any indication for which Avanir previously has obtained Regulatory Approval of a Licensed Product. Avanir shall do so using the resources and efforts that a biopharmaceutical company of similar size and resources as Avanir would normally apply to a program at a similar stage of development and with similar commercial and market potential.

4.2 Exclusivity.

4.2.1 Neither Party shall, and each Party shall cause its Affiliates not to, research, develop or commercialize any product containing D-DM, other than a Licensed Product as permitted in connection with this Agreement. Neither Party shall, and each Party shall cause its Affiliates not to, grant or offer to grant a license under any D-DM-specific technology or patents, or work independently or with or for the benefit of itself or any Third Party, with respect to the research, development or commercialization of any product containing D-DM, other than a Licensed Product as permitted in connection with this Agreement.

4.2.2 Subject to Section 4.2.3, Concert shall not, and shall cause its Affiliates not to, develop or commercialize any product that contains a [**] for treatment of any Restricted Indication. Subject to Section 4.2.3, Concert shall not, and cause its Affiliates not to, grant or offer to grant a license under any [**] technology or patents to develop or commercialize any product that is a [**] for the treatment of any Restricted Indication. Concert shall not, and shall cause its Affiliates not to, research, develop, or commercialize any product that is, prior to its administration in humans or animals, a deuterated metabolite of [**]. Concert shall not, and shall cause its Affiliates not to, grant or offer to grant a license under any [**] technology or patents for any product that is, prior to its administration in humans or animals, a deuterated metabolite of [**]. For the avoidance of doubt, Concert or its licensee(s) shall have the right to conduct any research, development or commercialization activities with a [**] for any indication other than a Restricted Indication.

4.2.3 Notwithstanding Section 4.2.2, Concert and its Affiliates and licensees may research, develop or commercialize, on a country-by-country basis, any product that contains a [**] for treatment of a Restricted Indication if:

(a)	for each Restricted Indication, over a period of [**] consecutive years, Avanir has not evaluated [**] in a patient population in a Restricted Indication; and

(b)	no [**] is being actively commercialized by Avanir for the Restricted Indication.

4.3 Supply of Deuterium.

If and to the extent permitted in accordance with all applicable Laws and commercially beneficial to both Parties, Avanir and Concert may join in the purchase of deuterium or deuterium-containing starting materials, intermediates or reagents useful for the manufacturing of Licensed Products, including for use in connection with Licensed Products or other Deuterated Products, in each case at such time and upon such terms as may be agreed in writing by the Parties.

ARTICLE 5

INTELLECTUAL PROPERTY OWNERSHIP AND LICENSES

5.1 Ownership Of New Technology and Patents.

5.1.1 Inventorship of all inventions and discoveries conceived, reduced to practice, discovered or made pursuant to this Agreement, whether or not patentable, shall be determined in accordance with U.S. patent laws. Authorship of all works created pursuant to the Development Program shall be determined in accordance with United States copyright laws.

5.1.2 As between the Parties, Avanir shall be the owner of all Collaboration Patents, the inventions and discoveries claimed therein, and Collaboration Technology, whether conceived, reduced to practice, discovered or made: (i) solely by Concert or its Representatives, (ii) jointly by at least one of Concert or its Representatives with at least one of Avanir or its Representatives, or (iii) solely by Avanir and its Representatives. In addition, Avanir shall be the owner of all reports prepared by Concert regarding either or both of the Parties’ activities under the Development Program. Concert agrees to assign, and hereby does assign, to Avanir all of the Collaboration Patents and Collaboration Technology and reports prepared by Concert regarding either or both of the Parties’ activities under the Development Program.

5.1.3 As between the Parties, ownership of all other inventions and discoveries conceived, reduced to practice, discovered or made or created during the Term of this Agreement shall be determined consistent with inventorship, as determined pursuant to Section 5.1.1.

5.1.4 Each Party shall (i) execute all further instruments to document, record or perfect the Party’s respective ownership consistent with this ARTICLE 5 as reasonably requested by the other Party, and shall cause its respective Representatives to do the same, and (ii) make its Representatives available to the other Party and its Representatives as reasonably requested in connection with the owner’s protection thereof, including seeking patents.

5.2 Concert Grants.

5.2.1 Concert grants to Avanir an exclusive, royalty-bearing license, including the right to sublicense, under the Concert Patents, to make, use, offer for sale, sell and import Licensed Products worldwide.

5.2.2 Concert grants to Avanir an exclusive, royalty-bearing license, including the right to sublicense, under Concert’s rights in the Concert Technology, to use, copy, distribute and create derivative works of Concert Technology to make, use, offer for sale, sell and import Licensed Products worldwide.

5.2.3 If Concert first obtains a license after the Effective Date from any Third Party for any patents or technology that is/are reasonably necessary for the exploitation of Licensed Products and that include(s) the right to sublicense consistent with Sections 5.2.1 or 5.2.2, then Concert shall notify Avanir accordingly, including any royalties and other amounts that would be payable to the Third Party associated with the sublicensing thereof to Avanir hereunder or Avanir’s exploitation of the Licensed Products in connection with this Agreement. Avanir may elect by notice to Concert whether Avanir desires to obtain such sublicense. If Avanir so elects, the subject patents or technology shall be deemed Concert Patents or Concert Technology, as applicable, and thereafter Avanir shall be responsible for all associated royalties due to the Third Party for Avanir’s exploitation of the sublicensed subject matter, subject in the case of Blocking Third Party Patent Rights to Section 6.4.4.

5.3 Avanir Grants.

5.3.1 Avanir grants to Concert a non-exclusive, royalty-free, license, under all patents and patent applications owned by or licensed (with a right to sublicense to Concert as provided herein, including the Concert Patents) to Avanir, to make, use, and import Licensed Products solely to the extent required by Concert to fulfil its obligations under the Development Program.

5.3.2 Avanir grants to Concert a non-exclusive, royalty-free, license, under all technology owned by or licensed (with a right to sublicense to Concert as provided herein, including the Concert Technology) to Avanir, to use, copy, distribute and create derivative works of such technology to make, use, and import Licensed Products solely to the extent required by Concert to fulfil its obligations under the Development Program.

5.4 Sublicense.

The licenses granted under Sections 5.2 and 5.3 include the right of the licensee to sublicense without consent upon the following conditions:

(i)	the sublicense be granted in writing;

(ii)	the sublicense terminate automatically upon termination of the underlying license granted pursuant to this Agreement;

(iii)	the sublicense not purport to grant more rights in the subject matter licensed than granted pursuant to this Agreement;

(iv)	the sublicense granted by Avanir under the license granted to it in Section 5.2 include obligations of the sublicensee substantially similar to those as if sublicensee were Avanir in Sections 3.4.2, 3.5, 3.7, 5.5, 6.8.1, 8.1, 8.2, 11.1.2(iii), 11.2, 12.8 and 12.9, impose diligence obligations upon the sublicensee to enable Avanir to comply with its obligations under Section 4.1 commensurate with the scope of the rights sublicensed, and if Avanir grants the sublicensee the further right to sublicense, then the requirement such sub-sublicenses contain provisions consistent with this Section 5.4, and if the sublicense grants any rights associated with development of Licensed Products or otherwise to the extent such provisions are reasonably applicable to the scope of the sublicense granted, then also Section 10.3.3 and subsections (a), (b), (e) (first sentence), (h), (i), (k), (l) and (m) of Section 10.3.4, and, if Avanir extends to the sublicensee any of the rights in Sections 7.1, 7.2, 7.3, or 7.5 with respect to any of the Concert Patents or the Collaboration Patents, then the sublicense must include the obligations in such Sections for such Concert Patents or Collaboration Patents;

(v)	the sublicense granted by Concert under the license granted to it in Section 5.3 may not be granted without the advance written consent of Avanir; and

(vi)	a copy of the sublicense agreement (redacted for competitively sensitive information) as executed by the parties thereto is provided to the licensor (under this Agreement of the rights sublicensed) promptly after its execution by both parties thereto.

Any sublicense desired to be granted by Avanir upon conditions other than or that does not include the foregoing requires consent of Concert, such consent not to be unreasonably withheld. Avanir shall also use good faith efforts to negotiate provisions substantially similar to those in subsections (c), (d), (f), (g) and (j) in Section 10.3.4 to the extent such provisions are reasonably applicable to the scope of the sublicense granted.

5.5 Reservation of Rights.

Except as expressly stated in this Agreement, no rights or licenses are granted under this Agreement by either Party or its Affiliates under any intellectual property of such Party or its Affiliates to the other Party or its Affiliates, whether by implication, estoppel or otherwise, and all such rights not expressly granted are hereby reserved by each Party and its Affiliates.

ARTICLE 6

LICENSE FEES AND PAYMENTS

6.1 License and Access Fee.

Within [**] days after the Effective Date, Avanir shall pay to Concert a one-time, non-refundable and non-creditable upfront license fee of Two Million United States Dollars ($2,000,000.00).

6.2 Concert Development Program Costs.

6.2.1 Avanir will be responsible for the costs of all of Avanir’s activities conducted under the Development Program as well as any costs and expenses payable to any Third Party contractors executing any activities under the Development Program. Avanir will pay Concert for Concert’s activities actually conducted under the Development Program or conducted at Avanir’s request pursuant to Section 3.4.5 or Section 3.8 at the rate of [**] U.S. Dollars ($[**]) per FTE (prorated for partial FTEs as appropriate) until First IND, subject in the case of Development Plan activities to the maximum amount of FTEs to be reimbursed for each of Concert’s activities specified in the Development Plan. After First IND, any additional activities undertaken in the Development Program or conducted at Avanir’s request pursuant to Section 3.4.5 or Section 3.8 by Concert would be upon written agreement of the Parties, but at the rate of [**] U.S. Dollars ($[**]) per FTE.

6.2.2 Within [**] days after the end of each calendar quarter during the Development Program, and once within [**] days after the end of the Development Program, Concert shall send an invoice to Avanir, in reasonable detail the amount of time actually worked by Representatives of Concert on the Development Program during the subject reporting period (including, for each person, the hours spent per week reported for the applicable category (such as process chemistry, analytical development, and CMC management, project management and regulatory and clinical operations support)) and for which Concert seeks reimbursement consistent with the terms of this Agreement, the total quantity of FTEs due, the total amount due at the applicable rate per FTE (prorated as applicable), and any Third Party expenses incurred during a calendar quarter during the subject reporting period for which it seeks reimbursement consistent with the terms of this Agreement. Avanir shall pay all such amounts properly invoiced within [**] days of receipt of invoice.

6.3 Development Milestone Payments.

6.3.1 Avanir shall notify Concert within [**] Business Days of the occurrence of each of the following events indicated in Table 6.3.1 below as a “Development Milestone” in connection with a D-DM and Quinidine Product, (each such event a “D-DM and Quinidine Milestone Event”). Provided that Avanir has not made a D-DM Only Milestone Event Payment for the corresponding D-DM Only Milestone Event, Avanir shall pay to Concert the “Milestone Payment” set forth in Table 6.3.1 below corresponding to a D-DM and Quinidine Milestone Event within [**] days after the occurrence of such D-DM and Quinidine Milestone Event (each such payment, a “D-DM and Quinidine Milestone Event Payment”).

Table 6.3.1: D-DM and Quinidine Product

	Milestone Payment 1st Indication (in millions)	Milestone Payment 1st Label Expansion (in millions)	Milestone Payment Additional Label Expansion (in millions)
Development Milestones
Initial pK and Safety Milestone	$2.0	—	—
Phase 2 Milestone	$2.0	—	—
First actual dosing of a patient in Phase 3 Clinical Trial	$2.0	—	—
[**]	[**]	—	—
[**]	—	[**]	[**]
[**]	[**]	—	—
[**]	[**]	—	—
[**]	—	[**]	[**]
[**]	[**]	—	—
[**]	[**]	—	—
[**]	—	[**]	[**]
[**]	[**]	—	—

Subtotal - Development Milestones	$27.5	$10.0	$5.5

6.3.2 Avanir shall notify Concert within [**] Business Days of the occurrence of each of the following events indicated in Table 6.3.2 below as a “Development Milestone” in connection with a D-DM Only Product, (each such event a “D-DM Only Milestone Event”).

Table 6.3.2: D-DM Only Product

	Milestone Payment 1st Indication (in millions)	Milestone Payment 1st Label Expansion (in millions)	Milestone Payment Additional Label Expansion (in millions)
Development Milestones
Initial pK and Safety Milestone	$2.0	—	—
Phase 2 Milestone	$6.0	—	—
[**]	[**]	—	—
[**]	[**]	—	—
[**]	—	[**]	[**]
[**]	[**]	—	—
[**]	[**]	—	—
[**]	—	[**]	[**]
[**]	[**]	—	—
[**]	[**]	—	—
[**]	—	[**]	[**]
[**]	[**]	—	—

Subtotal - Development Milestones	$56.0	$19.0	$11.0

(i) If Avanir has not made a D-DM and Quinidine Milestone Event Payment for a D-DM and Quinidine Milestone Event that corresponds to a D-DM Only Milestone Event, then Avanir shall pay to Concert the “Milestone Payment” set forth in Table 6.3.2 above corresponding to a D-DM Only Milestone Event within [**] days after the occurrence of such D-DM Only Milestone Event (each such payment, a “D-DM Only Milestone Event Payment”).

(ii) If Avanir has made a D-DM and Quinidine Milestone Event Payment for the corresponding D-DM and Quinidine Milestone Event and thereafter the corresponding D-DM Only Milestone is achieved, then Avanir shall only pay to Concert the difference in the “Milestone Payment” set forth in Table 6.3.2 above corresponding to the D-DM Only Milestone Event minus the previously paid “Milestone Payment” set forth in Table 6.3.1 above corresponding to the D-DM and Quinidine Milestone Event within [**] days after the occurrence of such D-DM Only Milestone Event.

6.4 Royalty Payments on Sales.

6.4.1 Avanir shall pay to Concert royalties on Net Sales of each Licensed Product on a country by country basis until the later of (i) the last to expire Valid Claim covering the manufacture, use, offer for sale, sale or importation of the Licensed Product in the country or (ii) ten (10) years after Launch of the Licensed Product in the country (“Royalty Term”). Upon expiration of the applicable Royalty Term, provided that all such royalties are made by Avanir to Concert based on Net Sales occurring during the Royalty Term, the license granted for such Licensed Product in such country shall be deemed fully paid up, irrevocable and non-terminable.

6.4.2 Subject to Section 6.4.3, as to Net Sales made during the Royalty Term, Avanir shall pay to Concert as follows:

(i) [**]% of Net Sales for the portion of Net Sales of Licensed Products less than [**] U.S. Dollars ($[**]) in each calendar year; plus

(ii) [**]% of Net Sales for the portion of Net Sales of Licensed Products greater than or equal to [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iii) [**]% of Net Sales for the portion of Net Sales of Licensed Products greater than [**] U.S. Dollars ($[**]) in each calendar year.

6.4.3 On a Licensed Product-by-Licensed Product and country-by-country basis, the royalty rates set forth above in Section 6.4.2 shall be reduced to [**]% of the otherwise applicable rate as to Net Sales occurring during any period within the Royalty Term when no Valid Claim of a Concert Patent or a Collaboration Patent covers the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country.

6.4.4 On a Licensed Product-by-Licensed Product and country-by-country basis, upon approval of an NDA by Concert, its Affiliate or any of their respective licensees or sublicensees for a [**] for the treatment of any indication for which Avanir previously has obtained Regulatory Approval of a Licensed Product, the royalty rates applicable pursuant to Sections 6.4.2 and 6.4.3 shall be reduced to [**]% of the otherwise applicable rates thereunder (for all Net Sales of such Licensed Products in such country occurring after such filing).

6.4.5 If (a) Avanir agrees pursuant to Section 5.2.3 to pay the royalties and other amounts payable by Concert to its licensor for the sublicense of rights to Blocking Third Party Patent Rights granted to Avanir hereunder with respect to the exploitation of any Licensed Product(s) in one or more country(ies), (b) Avanir or its Affiliate determines in good faith that in order to avoid infringement of any Blocking Third Party Patent Rights not licensed to it hereunder it is advisable to obtain a license from any Third Party(ies) to exploit any Licensed Product(s) in one or more country(ies), or (c) Avanir or its Affiliate is required by an order, judgment or similar action of a Governmental Authority to pay royalties or other amounts for the exploitation of any Licensed Product(s) in one or more country(ies) due to infringement of Blocking Third Party Patent Rights, then Avanir may deduct from the royalties otherwise due pursuant to Sections 6.4.1 - 6.4.3 for such Licensed Product(s) in such country(ies), [**] percent ([**]%) of any royalties or other amounts payable by Avanir or its Affiliates to such Third Party(ies) during the applicable royalty reporting period for Blocking Third Party Product Rights and [**] percent ([**]%) of any royalties or other amounts for Blocking Third Party Manufacturing Rights; provided, however, that in no event will the deduction(s) and reduction(s) permitted under this Section and under Section 6.4.3 in the aggregate reduce by more than [**] percent ([**]%) the royalties otherwise due pursuant to Sections 6.4.1 and 6.4.2 for such Licensed Product(s) in such country(ies) during the royalty reporting period.

6.4.6 Avanir shall provide a report to Concert with the Net Sales of each Licensed Product in each country and shall make the royalty payment described in Sections 6.4.1 - 6.4.5 above within [**] days after the end of the each calendar quarter of the Royalty Term, provided, however, that such report and payment shall be made after the last fiscal quarter of each fiscal year of Avanir within the first to occur of: (a) [**] days after Avanir’s public year end earnings announcement or (b) [**] days after such fiscal quarter. Such royalty reports shall provide, on a Licensed Product-by-Licensed Product and country-by-country basis, invoiced amounts during the reporting period, deductions from such invoiced amounts by allowable category applied in the calculation of Net Sales during the reporting period, Net Sales during the reporting period, and the calculation of the resulting royalty payment due through the end of the reporting period.

6.5 Sales Milestone Payments.

Avanir shall pay to Concert the “Payment” set forth in Table 6.5 below within [**] days after the achievement of the corresponding “Sales Milestone” identified below. The “Threshold” for purposes of such payments is the cumulative Net Sales of all Licensed Products in all countries in a given calendar year. For the avoidance of doubt, Avanir shall only be required to pay Sales Milestones #1, #2 and #3 once during the Term of this Agreement. Each Sales Milestone payment shall become payable based on the first occurrence of cumulative Net Sales in a calendar year that equals or exceeds the applicable threshold, regardless of whether or not any other Sales Milestone is first achieved in the same calendar year.

Table 6.5: Sales Milestones

	Payment (in millions)	Threshold
Sales Milestones
Sales Milestone #1	[**]	[**]
Sales Milestone #2	[**]	[**]
Sales Milestone #3	[**]	[**]

Subtotal - Sales Milestones	$125.0

6.6 Method of Payments.

Each payment hereunder shall be made in United States Dollars by check or electronic funds transfer in immediately available funds to such bank account as Concert shall designate in writing to Avanir.

6.7 Late Payments

Any amount owed by Avanir to Concert under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due, plus [**] percent ([**]%), or the highest rate permitted by applicable Law, calculated on the number of days such payment is paid after such payment is due and compounded monthly.

6.8 Inspection of Records.

6.8.1 During the Term and for at least [**] years thereafter, Avanir shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records setting forth the Net Sales of each Licensed Product in each country. Avanir shall, and shall cause its Affiliates and sublicensees to, permit Concert, using independent certified public accountants engaged by Concert and approved by Avanir (not to be unreasonably withheld), to examine such books and records at any reasonable time, upon reasonable notice; provided, however, that Avanir and its Affiliates and sublicensees shall not be required to produce for inspection any such records relating to any period prior to the [**] then most recently ended calendar years. The foregoing right of examination may be exercised [**] period of the Term and [**] period after the Term. Avanir or its Affiliate or sublicensee may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Concert any information, other than such as relates to the accuracy of the corresponding payments required to be made under this Agreement. The opinion of said independent accountants regarding such reports and related payments shall be binding on the Parties, other than in the case of manifest error. Concert shall bear the cost of any such examination and review; provided, however, that if the examination shows an underpayment of any amounts due of more than both (i) [**] percent ([**]%) of the amount due for an applicable calendar year and (ii) [**] U.S. Dollars ($[**]), then Avanir shall promptly reimburse Concert for its reasonable out-of-pocket expenses actually incurred in connection with such examination. Avanir shall promptly pay to Concert the amount of any underpayment of amounts due revealed by any such examination.

6.8.2 During the Term and for at least [**] years thereafter, Concert shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records setting forth the expenses incurred by Concert pursuant to Section 7.1.1. Concert shall, and shall cause its Affiliates and contractors to, permit Avanir, using independent certified public accountants engaged by Avanir and approved by Concert (not to be unreasonably withheld), to examine such books and records at any reasonable time, upon reasonable notice; provided, however, that Concert and its Affiliates and contractors shall not be required to produce for inspection any such records relating to any period prior to the [**] then most recently ended calendar years. The foregoing right of examination may be exercised [**] period of the Term and [**] period after the Term. Concert or its Affiliate or contractor may require such accountants to enter into a reasonably acceptable confidentiality agreement. The opinion of said independent accountants regarding such reports and related payments shall be binding on the Parties, other than in the case of manifest error. Avanir shall bear the cost of any such examination and review; provided, however, that if the examination shows an overcharge by Concert of any amounts due of more than both (i) [**] percent ([**]%) of the amount due for an applicable calendar year and (ii) [**] U.S. Dollars ($[**]), then Concert shall promptly reimburse Avanir for its reasonable out-of-pocket expenses actually incurred in connection with such examination. Concert shall promptly refund to Avanir the amount of any overpayment of amounts due revealed by any such examination.

6.9 Tax Matters.

6.9.1 “Tax” or “Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, consumption, use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

6.9.2 The Parties agree to cooperate and produce on a timely basis any Tax forms or reports reasonably requested by the other Party in connection with any payment made under this Agreement. Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial Tax audit or contest relating to payments made by the other Party under this Agreement.

6.9.3 Any payments made by a Party pursuant to this Agreement shall not be reduced on account of any Taxes unless required by applicable Law. Concert shall be responsible for paying any and all Taxes (other than withholding taxes required to be paid by Avanir under applicable Law) levied on account of, or measured in whole or in part by reference to, any payments it receives. Avanir shall deduct or withhold from the payments any Taxes that Avanir is required to deduct or withhold under applicable Law. Notwithstanding the foregoing, if Concert is entitled under any applicable Tax treaty to a reduction in the rate of, or the elimination of, applicable withholding Tax, it may deliver to Avanir or the appropriate Governmental Authority (with the assistance of Avanir to the extent that such assistance is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Avanir of its obligation to withhold Tax, and Avanir shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Avanir has received evidence, in a form reasonably satisfactory to Avanir, of Concert’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] days before the time that the payments are due. If, in accordance with the foregoing, Avanir withholds any amount, it shall (i) timely remit to Concert the balance of such payment; (ii) timely remit the full amount withheld to the proper Governmental Authority; and (iii) send to Concert written proof of remittance of the full amount withheld within [**] days following remittance.

6.9.4 Notwithstanding Section 6.9.3, if, as a result of any change in the corporate status or location of Avanir, or the permitted assignment of this Agreement by Avanir, withholding taxes in addition to those that would be due in the absence of such change or assignment become due on payments from Avanir or its permitted assignee to Concert that would not have been due absent such change in corporate status or location or permitted assignment, in whole or in part, then Avanir will deduct withholding taxes in accordance with Section 6.9.3, but will, in addition to the sums otherwise payable under this Agreement, pay to Concert such further sum as will ensure that, after deduction of withholding taxes on all such sums, the net amount received by Concert equals the amount that Concert would have received had the additional withholding taxes not been deducted.

ARTICLE 7

PATENTS AND INFRINGEMENT

7.1 Prosecution of Concert Patents.

7.1.1 Until Payment of the Phase 2 Milestone, Concert will be responsible for preparation, filing, prosecution and maintenance of all Concert Patents under the direction of the JPC. Through the JPC, Concert shall provide Avanir reasonable opportunities to comment on the prosecution and maintenance of the Concert Patents, and Concert shall reasonably consider all such comments unless implementation of such comments would unduly limit the scope of the Concert Patents. The JPC shall establish a budget for such activities from time to time. Avanir shall reimburse Concert for all reasonable external expenses relating to the Concert Patents incurred by Concert in executing the activities directed by the JPC, including Concert’s out-of-pocket expenses incurred in connection with preparation, filing, prosecution and maintenance of all Concert Patents, up to the amount budgeted for such activities by the JPC.

7.1.2 Upon and after Payment of the Phase 2 Milestone, Avanir will be responsible for preparation, filing, prosecution and maintenance of all Concert Patents at Avanir’s own cost and expense. Through the JPC, Avanir shall provide Concert reasonable opportunities to comment on but, subject to Section 7.3, not approve the preparation, filing, prosecution and maintenance of the Concert Patents. Avanir shall not purposefully narrow the claims of any pending Concert Patents simply to avoid paying royalties hereunder at the higher rate that would otherwise be required pursuant to Section 6.4.2, and shall not, without Concert’s prior written consent, which may not be unreasonably withheld, voluntarily narrow or agree to the narrowing of the claims of any Concert Patents after they have been allowed or issued.

7.2 Prosecution of Collaboration Patents

7.2.1 From the Effective Date, Avanir will be responsible for preparation, filing, prosecution and maintenance all Collaboration Patents at Avanir’s own cost and expense. Through the JPC, Avanir shall provide Concert reasonable opportunities to comment on the preparation, filing, prosecution and maintenance of the Collaboration Patents. Avanir shall not purposefully narrow the claims of the Collaboration Patents simply to avoid paying royalties hereunder at the higher rate that would otherwise be required pursuant to Section 6.4.2.

7.3 Abandonment of Concert Patent or Collaboration Patent

If Avanir intends to abandon any Concert Patent or Collaboration Patent (without filing any substitute application), it will notify Concert of such intent at least [**] days in advance of any deadline that would prejudice Concerts rights under this Section 7.3. Concert then shall have the opportunity to prepare, prosecute or maintain such Concert Patent or Collaboration Patent at Concert’s own expense. Thereafter, ownership of such patent rights shall be assigned to Concert.

7.4 Collaboration Technology and Trademarks

Avanir has the sole right and responsibility for registration, preparation, filing, prosecution, maintenance and enforcement of all Collaboration Technology or trademarks for the Licensed Products in Avanir’s discretion and at Avanir’s own cost and expense.

7.5 Enforcement of Concert and Collaboration Patents

7.5.1 Each Party will promptly notify the other in the event of any actual, threatened or suspected infringement of any Concert Patents by Third Party D-DM products that compete with any Licensed Product (“Competitive Infringement”).

7.5.2 Avanir shall have the first right, but not the obligation, to institute litigation to enforce the Concert Patents in connection with any Competitive Infringement or any infringement of the Collaboration Patents. Any such litigation shall be at Avanir’s sole cost and expense. If required in order to establish Avanir’s standing to sue under any applicable Laws, Concert, upon request of Avanir, agrees to timely join in any such litigation, at Avanir’s expense, and in any event to cooperate with Avanir at Avanir’s expense. The Parties shall consult with respect to potential strategies for terminating such Competitive Infringement without litigation. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 7.5.2 may be undertaken by Avanir without the consent of Concert if such settlement, stipulated judgment or other voluntary final disposition would require Concert to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect Concert’s rights under this Agreement or any of the Concert Patents. Any Governmental Authority awarded judgment for Competitive Infringement will be allocated first to pay any and all of Avanir’s and Concert’s reasonable costs and expenses relating to the action and the remainder will be shared by the Parties as follows: [**]% to Avanir, [**]% to Concert

7.5.3 Concert shall not have any right to enforce the Collaboration Patents with respect to any product that contains D-DM or that competes with a Licensed Product. If Avanir fails to bring an action with respect to, or to terminate, either (a) a Competitive Infringement (involving a Concert Patent) or (b) infringement of any Collaboration Patents by Third Party products that do not contain D-DM or compete with any Licensed Product, in each case (a) or (b)

within the sooner of (i) [**] days following the notice of alleged infringement or (ii) [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or similar Laws applicable to follow-on biologic products, or any ex-U.S. equivalent of the Hatch-Waxman Act or such other Laws, then Concert shall have the right, but not the obligation, to institute litigation in connection therewith, and any such litigation shall be at Concert’s sole cost and expense. If required in order to establish Concert’s standing to sue under any applicable Laws, Avanir, upon request of Concert, agrees to timely join in any such litigation, at Concert’s expense, and in any event to cooperate with Concert at Concert’s expense. The Parties shall consult with respect to potential strategies for terminating such infringement without litigation and Concert may not enter into settlements, stipulated judgments or other arrangements respecting such infringement that would conflict with the exclusive license granted to Avanir hereunder without the prior written consent of Avanir. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 7.5.3 may be undertaken by Concert without the written consent of Avanir if such settlement, stipulated judgment or other voluntary final disposition would require Avanir to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect Avanir’s rights under this Agreement or any of the Concert Patents or Collaboration Patents. Any recoveries relating to Concert’s actions under this Section 7.5.3 will be allocated first to pay any and all of Avanir’s reasonable costs and expenses relating to the action and the remainder will retained by Concert.

7.5.4 Each Party shall reasonably cooperate with the other Party in any litigation asserting infringement of the Concert Patents or Collaboration Patents. Such cooperation includes asserting, and not waiving, the joint defense privilege with respect to any communications between the Parties pursuant to this Agreement to the greatest extent permissible in accordance with Law. If Avanir lacks standing to sue to enforce any of the Concert Patents in accordance with Avanir’s rights under Section 7.5.2 and the transfer to Avanir of sole ownership of the Concert Patent(s) in the subject jurisdiction is the only means available for conferring such standing upon Avanir (e.g., if Concert’s agreement to be joined as a party to the enforcement action would not enable Avanir to enforce such Concert Patents), then Concert agrees to assign its interest in such Concert Patent(s) in such jurisdiction to Avanir, (i) subject to a license back to Concert of all rights thereunder not already licensed to Avanir under Section 5.2.1 and (ii) provided that upon conclusion of such litigation, Avanir will assign back to Concert its interest in the subject Concert Patent(s) subject to the licensees granted in Section 5.2.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidential Information.

8.1.1 All Concert Technology and unpublished Concert Patents constitute the Confidential Information of Concert. All Collaboration Technology, unpublished Collaboration Patents, all reports prepared under Section 3.4, the reports assigned to Avanir pursuant to Section 5.1.2, and all communications with Regulatory Authorities concerning any Licensed Product are the Confidential Information of Avanir. Moreover, notwithstanding that Concert is the Discloser of the Concert Technology specific to D-DM or of any Collaboration Technology, Concert shall also be deemed a Recipient thereof for purposes of this Article 8 during the Term. Subject to Section 8.1.3, during the Term and for [**] years thereafter, Recipient will keep confidential, and will cause its Representatives to keep confidential, all of the Discloser’s Confidential Information that is disclosed to it under this Agreement. The Recipient agrees to take such action, and to cause its Representatives to take such action, to preserve the confidentiality of the Discloser’s Confidential Information as it would customarily take to preserve the confidentiality of the Recipient’s own similar types of Confidential Information.

8.1.2 The Recipient shall, and shall cause its respective Representatives (i) to use the Discloser’s Confidential Information only as expressly permitted in this Agreement and (ii) subject to Section 8.1.3, not to disclose the Discloser’s Confidential Information to any Third Parties without the prior written consent of the other Party, except as expressly permitted in this Agreement.

8.1.3 Notwithstanding anything to the contrary in this Article 8, the Recipient and its Representatives may disclose the Discloser’s Confidential Information in connection with the exercise of rights granted to it hereunder to: (i) Governmental Authorities to the extent necessary to obtain or maintain INDs or Regulatory Approvals; (ii) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators; provided, however, that the Recipient shall enter into a confidentiality agreement with the consultant, contractor, advisory board, managed care organization or investigator before disclosing any of the Discloser’s Confidential Information, (iii) in connection with prosecuting or defending litigation; provided, however, that the Recipient or Representative shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information; (iv) in connection with the resolution of disputes under this Agreement; provided, however, that such Recipient shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information; and (v) in connection with filings required by security regulations and the rules and regulations of any securities exchanges upon which the Recipient’s securities are traded; provided, however, that such Recipient shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information.

8.2 Publicity.

The Parties shall use their respective best efforts to mutually agree to an initial joint press release announcing the execution of this Agreement as promptly as reasonably possible, but in any event not later than such time as either Party is required by applicable Law to make such an announcement publicly, and thereafter promptly disseminate such press release; provided, however, that either Party may, if required by applicable Law, announce the execution of this Agreement in the absence of such mutual agreement over the content thereof. Subject to Avanir’s prior review and approval, Concert may issue press releases or otherwise disclose the following: (i) filing of an IND for a Licensed Product or (ii) reaching a D-DM and Quinidine Product Milestone Event, D-DM Only Product Milestone Event or Sales Milestone under Sections 6.2 and 6.5. Avanir may issue press releases concerning the Licensed Products at any time, including on the foregoing subject matter, without consent of Concert. Concert will provide Avanir an opportunity to provide comments, but not approval, if and to the extent reasonably possible under the circumstances and permitted in accordance with applicable Law (as determined by outside legal counsel of Concert) of any such press releases by Concert. Until First IND, Avanir will provide Concert an opportunity to provide comments, but not approval, if and to the extent reasonably possible under the circumstances and permitted in accordance with applicable Law (as determined by outside legal counsel of Avanir) of any such press releases by Avanir.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Concert Representations and Warranties.

Concert hereby represents and warrants to Avanir that, as of the Effective Date:

9.1.1 Concert has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Concert have been duly and validly authorized and approved by proper corporate action on the part of Concert, and Concert has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Avanir, this Agreement constitutes a legal, valid and binding obligation of Concert, enforceable against Concert in accordance with its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

9.1.2 The execution and delivery of this Agreement by Concert and the performance by Concert contemplated hereunder does not conflict with, or constitute a breach or default under, any of its charter or organizational documents, any Law, order or governmental rule or regulation applicable to Concert, or any material agreement, contract, commitment or instrument to which Concert is a party.

9.1.3 There is no action, claim, complaint, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, request for information by a Governmental Authority, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of Concert, threatened against Concert, any of its Affiliates relating to the Concert Technology, the Concert Patents, or the transactions contemplated by this Agreement.

9.1.4 Concert has used commercially reasonable efforts to disclose or make available to Avanir, and, to the Knowledge of Concert, Concert has disclosed or made available to Avanir, (a) all material scientific and technical information, including any material publications, posters and pharmacokinetics data, relating to Licensed Products or their manufacture or use as such exists as of the Effective Date, and (b) all material information relating to D-DM and further relating to the Concert Patents and Concert Technology, including any invention disclosures, prior art search results and related memoranda and patentability opinions or evaluations, validity and enforceability searches and opinions or evaluations, freedom to operate searches and opinions or evaluations, and correspondence with and interview notes or other notes regarding communications with any of the inventor(s) and all other such material information in the possession of Concert as of the Effective Date (including all material facts and publications that could constitute prior art, , whether discovered before or after filing of the subject patent application) that, in such attorney(s),’ agent(s),’ or employees’ reasonable judgment likely would be relevant to any Governmental Authority’s consideration of whether any of the Concert Patents are patentable/unpatentable, valid/invalid or enforceable/unenforceable.

9.1.5 The scientific, technical and other information relating to D-DM and further relating to the Concert Patents, Concert Technology and Licensed Products disclosed or made available by Concert to Avanir prior to the Effective Date has, to Concert’s Knowledge, been true and correct in all material respects and includes any materially adverse information known to Concert or its Affiliates relating to D-DM and further relating to the Concert Patents, Concert Technology or Licensed Products. To the Knowledge of Concert, no IND has been filed by Concert or a Third Party for a D-DM or [**] containing compound to any Regulatory Authority in any country. Neither Concert nor any of its Affiliates nor, to Concert’s Knowledge, a Representatives (in their capacity as such) is currently:

(i)	working to file on their own behalf,

(ii)	advising or consulting with any Person in preparation for or in connection with filing,

(iii)	holding an investment in (other than the acquisition of less than five percent (5%) of the voting securities of a publicly traded entity) or providing debt financing to any Person that is preparing to file, or

(iv)	assisting or encouraging any Person in connection with,

submission to a Regulatory Authority in any country for D-DM using D-DM as the reference listed drug.

9.1.6 To Concert’s Knowledge, the manufacture and commercialization of Licensed Products, as formulated and manufactured as of the Effective Date, does not infringe the patent rights of any other Person. The use, reproduction or disclosure of the Concert Technology to Avanir pursuant to the terms of this Agreement, and Avanir’s exercise of its rights hereunder in connection therewith, does not infringe, misappropriate or otherwise violate the trade secret rights or copyrights of any other Person. Concert has not received any notice alleging that the manufacture and commercialization of Licensed Products, as formulated and manufactured as of the Effective Date, infringes or will infringe the patent rights of any Third Party.

9.1.7 Concert has the unrestricted right to grant to Avanir all rights in the Concert Patents and Concert Technology that are being granted to Avanir under this Agreement upon the terms set forth herein. Concert has not granted any license or sublicense to any rights in the Concert Patents or Concert Technology to any Third Party that are in conflict with the rights granted to Avanir in this Agreement.

9.1.8 Schedule 1.11 sets forth, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, all Concert Patents that have issued or that have been applied for and are pending issuance with any Governmental Authority. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining Concert Patents have been paid in full in a timely manner to the proper Governmental Authority. Each Concert Patent listed or required to be listed thereon is owned solely by Concert, is active, and, to Concert’s Knowledge, each such Concert Patent that is issued as of the Effective Date is valid and enforceable, and the ownership of the entire right, title and interest in each Concert Patent listed or required to be listed in Schedule 1.11 is recorded with the applicable Governmental Authority solely in the name of Concert. Concert’s internal and external U.S. patent attorney(s) and agent(s) that have been involved in prosecution of the Concert Patents and Concert’s employees that have been involved in the prosecution of the Concert Patents are not aware of any information that, in their reasonable judgment, would likely render any of the granted Concert Patents invalid or unenforceable and that is not part of the publicly available file history. Concert has complied with all duties of candor owed to patent offices with respect to the Concert Patents.

9.1.9 Concert has taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of Concert Technology.

9.1.10 All current and former employees of Concert who are or were involved in the design, creation, conception, reduction to practice or development of Concert Technology or Concert Patents or who were provided the chemistry of the Licensed Products manufactured before the Effective Date using the Concert Technology or claimed by the Concert Patents, have executed written contracts (a) obligating them to protect the confidential Concert Technology, (b) specifying that all work performed by them on behalf of Concert is “work made for hire” under U.S. copyright laws or that they are otherwise obligated to assign to Concert all copyrights in such works, and (c) specifying that Concert solely owns all other intellectual property rights in the Concert Technology and Concert Patents.

9.1.11 All employees of Concert who are or will be involved in the design, review, creation, evaluation, conception, reduction to practice or development of Collaboration Technology or Collaboration Patents or who have been or will be exposed to the Collaboration Technology or Collaboration Patents have executed written contracts, or will, before being assigned any tasks under Development Program, JSC or JPC, execute a written contract (a) obligating them to protect the confidential Collaboration Technology, (b) specifying that all work performed by them on behalf of Concert is “work made for hire” under U.S. copyright laws or that they are otherwise obligated to assign to Concert all copyrights in such works, and (c) specifying that, as between such Person and Concert, Concert solely owns all other intellectual property rights in the Collaboration Technology and Collaboration Patents.

9.1.12 Concert has not been granted a license from any Person under any intellectual property contained within or necessary to exploit the Concert Technology or Concert Patents.

9.2 Avanir Representations and Warranties.

Avanir hereby represents and warrants to Concert that, as of the Effective Date:

9.2.1 Avanir has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Avanir have been duly and validly authorized and approved by proper corporate action on the part of Avanir, and Avanir has taken all other action required by Law, its certificate of incorporation, by-laws, or other organizational documents to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Concert, this Agreement constitutes a legal, valid and binding obligation of Avanir, enforceable against Avanir in accordance with its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

9.2.2 The execution and delivery of this Agreement by Avanir and the performance by Avanir contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority, except for such violations that would not have an adverse effect on the ability of Avanir to perform its obligation under this Agreement.

9.2.3 There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Avanir, threatened against Avanir or any of its Affiliates relating to the transactions contemplated by this Agreement.

9.3 DISCLAIMER.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTIONS 9.1 AND 9.2, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY PRODUCTS. TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS OR ANY OTHER SUBJECT MATTER UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 9.1 AND 9.2, EACH PARTY EXPRESSLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED. INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

ARTICLE 10

TERM AND TERMINATION

10.1 Term.

10.1.1 This Agreement shall be effective as of the Effective Date and, unless terminated sooner pursuant to Section 10.2, shall remain in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, for the duration of the Royalty Term applicable to such Licensed Product in each country.

10.1.2 The period from the Effective Date until termination (for any reason) of this Agreement in its entirety is the “Term” of this Agreement.

10.2 Termination Rights.

10.2.1 If either Party materially breaches or materially defaults in the performance or observance of any of its respective obligations under this Agreement, the non-breaching Party may terminate this Agreement as follows: (a) upon [**] days notice as to breaches of payment obligations hereunder if the breaching Party has not cured the breach within such [**] day notice period; (b) except as to payment breaches and breaches specified in clause (c) below, upon [**] days notice if the breaching Party has not cured the breach within such [**] day notice period; and (c) if the breach is not a payment breach and was not deliberate, but cannot be cured within [**] days of the non-breaching Party’s notice of breach, if the breaching Party has not cured the breach within [**] days of the non-breaching Party’s notice of breach, unless the breaching Party has discontinued the breaching act, has used commercially reasonable efforts to cure the breach to the extent possible within such [**] day period and has implemented all commercially reasonable steps to further cure such breach to the extent possible and to prevent further occurrences of such breach; provided, however, that if Avanir is deemed to be in material breach or default in the performance or observance of any of its obligations under this Agreement due to the actions (or failure to act where a duty to act exists) of any of its sublicensees, then the foregoing right of termination (x) may not be exercised if the breach is curable and Avanir is using commercially reasonable efforts to have the breach cured and, if such commercially reasonable efforts do not result in such cure, provides notice of termination of the sublicense prior to or at the end of or promptly after the cure period and thereafter terminates such sublicense in accordance with such notice, (y) may not be exercised if the breach was not deliberate, but cannot be cured within [**] days of notice of breach, if the sublicensee has discontinued the breaching act, has used commercially reasonable efforts to cure the breach to the extent possible within such [**] day period and has implemented all commercially reasonable steps to further cure such breach to the extent possible and to prevent further occurrences of such breach, and (z) if terminable, shall be limited to termination of rights hereunder equivalent to the scope of the corresponding sublicense granted to such sublicensee(s).

10.2.2 Following the completion of the study designed to achieve the Phase 2 Milestone or after twenty four (24) months after the Effective Date, whichever occurs first, Avanir may terminate this Agreement by ninety (90) days written notice to Concert.

10.2.3 Concert may terminate this Agreement upon [**] days notice if Avanir ceases to continue the development and/or commercialization of all Licensed Products, irrespective of whether or not such cessation is consistent with the exercise by Avanir of commercially reasonable efforts as required in Section 4.1, if Avanir has not recommenced active development and/or commercialization efforts within such [**] day notice period.

10.3 Effects of Termination.

10.3.1 Upon expiration of the Royalty Term as to a Licensed Product in a country and payment of all royalties associated with Net Sales of such Licensed Product in such country (but not termination of this Agreement prior to such expiration and payment), the licenses granted hereunder to Avanir for such Licensed Product in such country shall be deemed fully paid-up, irrevocable and non-terminable.

10.3.2 Upon termination of this Agreement during any such time as any Clinical Trials involving a Licensed Product are being conducted by Avanir, its Affiliates, their licensees or their Representatives, Avanir and any other such Person shall be entitled to complete the Clinical Trials to the extent reasonably necessary to comply with applicable Law.

10.3.3 Subject to Sections 10.3.1 and 10.3.2, all licenses granted hereunder by Concert to Avanir under Concert Patents and Concert Technology shall terminate upon any termination of this Agreement. Subject to Sections 10.3.1 and 10.3.2, Avanir shall cease, as promptly as reasonably possible, all further development and commercialization of Licensed Products in a manner that uses any Concert Technology disclosed to Avanir during the Term or that would infringe any Concert Patent in any country as to which Avanir’s licenses have not, prior to such termination, become fully paid-up, irrevocable and non-terminable pursuant to Section 10.3.1. To the extent that Avanir continues to further develop or commercialize any Licensed Products in a manner that does not use any such Concert Technology and that does not infringe any Concert Patent, then Avanir shall continue to pay royalties thereon as set forth in Section 6.4 for the full duration of the Royalty Term if the manufacture, use, sale, offer for sale or import of the Licensed Product in a country during the Term would have infringed any Concert Patent in such country.

10.3.4 Termination of this Agreement in its entirety by Avanir pursuant to Section 10.2.2 or by Concert pursuant to Section 10.2.3 or following a material breach by Avanir pursuant to Section 10.2.1, shall give rise to the following:

(a) If requested by Concert, upon such termination, Avanir shall grant to Concert a non-exclusive, perpetual license, including the right to sublicense, under the Collaboration Patents to make, use, sell or offer for sale and import products containing D-DM. Such license shall be royalty-bearing to the extent set forth in clause (d) below and shall otherwise be fully paid-up and non-royalty bearing.

(b) If requested by Concert, upon such termination, Avanir shall grant to Concert a non-exclusive, perpetual license, including the right to sublicense, under Collaboration Technology to make, use, offer for sale, sell and import products containing D-DM. Such license shall be royalty-bearing to the extent set forth in clause (d) below and shall otherwise be fully paid-up and non-royalty bearing.

(c) If requested by Concert, upon such termination, Avanir shall grant to Concert a non-exclusive, perpetual license, including the right to sublicense, under any patent rights and technology, other than Collaboration Patents and Collaboration Technology, that are owned by Avanir or licensed to Avanir with the right to sublicense upon the terms hereof and that are incorporated into or embodied by any Licensed Product that is in Clinical Trials or has obtained Regulatory Approval at the time of termination, to develop, make, use, offer for sale, sell and import products containing D-DM. Such license shall be royalty-bearing to the extent set forth in clause (d) below and shall otherwise be fully paid-up and non-royalty bearing; provided, however, with respect to any such patent rights or technology licensed to Avanir, such patent rights shall only be included if Concert agrees to pay any royalties or other amounts payable to the licensor on account of the sublicensing thereof to Concert hereunder or Concert’s exploitation of the sublicensed subject matter.

(d) The licenses set forth in the foregoing clauses (a), (b) and (c) shall be royalty bearing as follows: Concert shall pay Avanir a royalty on Net Sales (modifying such defined term to refer to sales by Concert, its Affiliates and sublicensees) of a product containing D-DM as follows:

(i) [**]% of such Net Sales if such termination occurs prior to completion of a Phase 2 Clinical Trial of a Licensed Product; or

(ii) [**]% of such Net Sales, up to a maximum cumulative royalty obligation equal to [**] Avanir’s reasonable and documented out-of-pocket expenses incurred by Avanir in developing the Licensed Product under this Agreement prior to such termination, if such termination occurs after completion of one or more Phase 2 Clinical Trial(s).

When no further royalties are payable pursuant to this clause (d), the licenses set forth in clauses (a), (b) and (c) above shall be fully paid-up, non-royalty-bearing, irrevocable and non-terminable. Concert shall be entitled to deductions against the royalties payable pursuant to this clause (d) of [**] percent ([**]%) of the royalties and other amounts payable to Third Parties with respect to patent rights owned or controlled by Third Parties that, in the absence of a license thereunder, could reasonably be or is determined to be infringed by the manufacture, use, offer for sale, sale or importation of any Licensed Product as it is formulated and manufactured as of the effective date of termination; provided, however, that such deductions shall not affect the maximum amount [**] that may become payable under clause (ii); provided further, that in no event will such deductions reduce by more than [**] percent ([**]%) the royalties otherwise due under clause (ii) during any royalty reporting period. All such royalties due from Concert pursuant hereto shall be accrued, reported and paid as if Concert were Avanir (and vice versa) in Sections 6.4.5, 6.6, 6.7, and 6.9. Additionally, Concert shall and shall cause its Affiliates and sublicensees to keep records associated with the royalties due hereunder as if Concert were Avanir (and vice versa) in Section 6.8.1 for a period of [**] years after the quarter in which the last royalty hereunder is accrued.

(e) Upon such termination, Avanir shall promptly provide to Concert a copy of all data and reports and assign to Concert all Regulatory Approvals, regulatory dossiers and regulatory materials for the Licensed Products and take actions with regulatory agencies, as requested by Concert, reasonably necessary to effect such transfer to Concert. Notwithstanding the foregoing, Concert shall not market, for a period of [**] years after termination, a Licensed Product that receives Regulatory Approval based on Phase 3 Clinical Trial data generated by Avanir prior to termination; provided that, on a country-by-country basis, the restriction set forth above in this sentence shall not apply in any country in which (i) whether prior to or after the effective date of termination, a generic version of Nuedexta® receives or has received Regulatory Approval or (ii) as of the effective date of termination, a Licensed Product has received Regulatory Approval. For purposes of this section, “generic version of Nuedexta®” means, in the United States of America, the first commercial sale of a product with an A/B rating, as provided in the U.S. FDA Orange Book, for each product being commercialized by Avanir which is a combination of non-deuterated dextromethorphan and quinidine and in any other country, the first commercial sale of a substantially similar product.

(f) Avanir shall, within [**] days after termination, (i) transfer to Concert Avanir’s supply of clinical trial materials and synthetic intermediates for Licensed Products, and (ii) use commercially reasonable efforts to provide to Concert a copy of Avanir’s promotional materials, manufacturing records, analytical methods, reference standards and degradation standards and other of Avanir’s documented technology and know-how licensed pursuant to Sections 10.3.4(a), (b) and/or (c) to the extent used by Avanir in connection with Licensed Products at the time of termination and reasonably necessary or useful for Concert to continue development, manufacturing, seeking or obtaining Regulatory Approval, or commercialization of Licensed Products as performed by Avanir at the time of termination; in each case (i) and (ii) to the extent existing as of the date of termination and in the case of (i) at a price of Avanir’s reasonable and documented out-of-pocket cost for such materials plus [**] percent ([**]%).

(g) Avanir shall, at Avanir’s expense, complete Clinical Trials involving Licensed Products that are in progress as of the date of termination and that are non-cancellable or that must be completed for ethical reasons, and forward to Concert all final reports and underlying data from such activities. If upon termination Avanir cannot assign any of its agreements with a Third Party to conduct Clinical Trials, Concert cannot enter a new agreement with such Third Party or another Third Party to conduct such Clinical Trials, and Concert requests Avanir to continue to conduct such Clinical Trials beyond the period required in the preceding sentence, then Avanir will negotiate in good faith with Concert regarding commercially reasonable solutions that will permit Concert to have such Clinical Trials continued, such as having Avanir conduct them for some period of time at a commercially reasonable price. Avanir shall reasonably cooperate with Concert to effect all such transfers of reports, data and development activities to Concert.

(h) Avanir shall, if requested by Concert within [**] days after termination, assign to Concert, to the extent assignable without consent of the other party to the agreement and solely related to the Licensed Products, Avanir’s agreements with Third Parties for the procurement of services or supplies relating to the development, manufacture or commercialization of the Licensed Products.

(i) If Avanir possesses an inventory of commercial supply of Licensed Product upon termination, then, if Concert so requests within [**] days after termination, Avanir shall transfer to Concert Avanir’s inventory of Licensed Products that exists as of the time of such request, that is believed to be in good and saleable condition in its original, unopened package at the transfer price paid by Avanir to a Third Party for such inventory or at [**]% of Avanir’s direct manufacturing cost if Avanir manufactured the Licensed Product.

(j) Concert shall have the right to publish Clinical Trial results relating to Licensed Products as if Concert were Avanir in Section 3.5 (but without JSC oversight). Avanir shall not publish any such Clinical Trial results following termination without the consent of Concert, such consent not to be unreasonably withheld.

(k) Upon such termination, both Parties shall be deemed both a Discloser and Recipient of all Collaboration Technology and unpublished Collaboration Patents, all reports and data relating to any Licensed Product and all communications with Regulatory Authorities concerning any Licensed Product for purposes of Article 8.

(l) From and after the earlier of any notice of termination hereunder or the effective date of termination of this Agreement, Avanir and Avanir’s Affiliates shall refrain from making any public statement regarding any Licensed Product, unless (i) Avanir or its Affiliate is required to make such statement pursuant to applicable Law, (ii) such statement is made in a legally privileged manner, or (iii) Concert shall have approved any such statement in writing, such approval not to be unreasonably withheld.

(m) ALL INFORMATION AND MATERIALS SOLD OR OTHERWISE PROVIDED BY AVANIR PURSUANT TO THIS SECTION 10.3.4 ARE SOLD AND PROVIDED ON AN AS-IS, WHERE-IS, WITH ALL FAULTS BASIS AND WITHOUT ANY WARRANTY OF ANY KIND WHATSOEVER, ALL OF WHICH ARE HEREBY DISCLAIMED, INCLUDING WITHOUT’ LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

10.3.5 Termination of this Agreement for any reason (i) shall be without prejudice to Concert’s right to receive all payments accrued before the effective date of such termination, including all payments on Net Sales for Licensed Products sold after termination, and (ii) shall not release a Party hereto from any indebtedness, liability, right to damages or other obligation incurred hereunder by such Party before the date of termination.

10.3.6 The provisions of Articles 1, 8, 11 and 12 and Sections 3.6, 5.1, 5.4, 5.5, 6.7, 6.8, 6.9, 9.3 and 10.3, as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect shall survive termination or expiration of this Agreement and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the Parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

11.1.1 Concert shall indemnify, defend and hold Avanir and Avanir’s Representatives, harmless from any and all Losses incurred by any of them in connection with a claim by a Third Party as a result of:

(i)	the breach of any covenant of, or warranty or representation made by Concert under this Agreement; or

(ii)	the negligence, recklessness, or wilful misconduct of Concert or any of its Representatives; or

(iii)	the development, manufacture, use, offer for sale, sale, importation or promotion of any Licensed Products by Concert or its Representatives

following termination of this Agreement and reversion of rights therein to Concert pursuant to Article 10 or of any other products made using any of the Collaboration Technology or Concert Technology or covered by any of the Collaboration Patents or Concert Patents, including without limitation any such Losses based on Third Party personal injury or product liability claims or Third Party infringement claims.

Notwithstanding the foregoing, Concert shall not be obligated to so indemnify, defend and hold Avanir and Avanir’s Representatives harmless to the extent that such Losses are caused by (a) the breach of any covenant of, or warranty or representation made by Avanir under this Agreement or (b) the gross negligence, recklessness or wilful misconduct of Avanir or any of its Representatives.

11.1.2 Avanir shall indemnify, defend and hold Concert and Concert’ Representatives, harmless from any and all Losses incurred by any of them in connection with a claim by a Third Party as a result of:

(i)	the breach of any covenant of, or warranty or representation made by Avanir under this Agreement; or

(ii)	the negligence, recklessness, or wilful misconduct of Avanir or any of its Representatives; or

(iii)	the development, manufacture, use, offer for sale, sale, importation or promotion of Licensed Products by Avanir or its Representatives under this Agreement or of any other products made using any of the Collaboration Technology or Concert Technology or covered by any of the Collaboration Patents or Concert Patents, including without limitation any such Losses based on Third Party personal injury or product liability claims or Third Party infringement claims.

Notwithstanding the foregoing, Avanir shall not be obligated to so indemnify, defend and hold Concert and Concert’ Representatives harmless to the extent that such Losses are caused by (a) the breach of any covenant of, or warranty or representation made by Concert under this Agreement or (b) the gross negligence, recklessness or wilful misconduct of Concert or any of its Representatives.

11.2 Indemnity Procedures.

11.2.1 In the event that any Third Party asserts a claim with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification under Section 11.1 (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

11.2.2 The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within [**] days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, and the Indemnifying Party may do so without prejudice to its right to dispute whether such claim involves a Third Party Claim subject to valid indemnification obligation hereunder. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Representatives to cooperate upon request of the Indemnifying Party and at Indemnifying Party’s cost, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within [**] days after notice thereof (including by affirmatively denying responsibility to defend the Third Party Claim), the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of the Indemnified Party’s choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

11.2.3 The Indemnifying Party shall not, without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party shall use reasonable efforts to mitigate losses arising from the Third Party Claim.

11.3 Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY A PARTY OR ANY OF ITS RESPECTIVE REPRESENTATIVES. EXCEPT (i) TO THE EXTENT OF ANY SUCH DAMAGES MUST BE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, OR (ii) IN THE EVENT OF AN INTENTIONAL AND WILFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY. COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT BY THE OTHER PARTY.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law; Arbitration.

(a) In accordance with Section 5.1, inventorship of inventions and discoveries will be determined in accordance with U.S. patent laws and authorship of copyrighted works will be determined in accordance with U.S. copyright laws. Otherwise, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any rules of conflict of laws.

(b) If any controversy or claim arising out of or relating to this Agreement cannot first be resolved by the Parties within [**] days after written notice thereof, then, absent written agreement to the contrary, arbitration pursuant to the terms hereof shall be the sole and exclusive method of resolution of such dispute. Either Party may submit the controversy or claim to confidential binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. The arbitration will be conducted by one arbitrator, mutually selected by the Parties; provided, however, that if the Parties fail to mutually select an arbitrator within [**] Business Days after the claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The Parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within [**] days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within [**] days after the conclusion of the arbitration hearing. The final decision of the arbitrator shall be provided in writing to the Parties and include (a) the dollar amount of any award or specific performance, if any, and (b) a determination as to whether either Party shall be required to bear and pay all or a portion of the other Party’s attorneys’ fees and other expenses relating to the arbitration. Judgment upon any award, judgment, decree or order rendered by the arbitrator may be entered in any court having competent jurisdiction. The place of the arbitration hearing shall be in the City of New York, New York and the language of the arbitration shall be English.

12.2 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Concert are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. In the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Party subject to the bankruptcy proceeding elects to continue to perform all of its obligations under this

Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to the bankruptcy proceeding upon written request therefor by the other Party.

12.3 Force Majeure.

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority (including by a Regulatory Authority, for any reason other than lack of due diligence, negligence or misconduct of the affected) or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.4 Severability.

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.5 Waivers.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

12.6 Entire Agreements; Amendments.

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Concert and Avanir before the date hereof with respect to the subject matter hereof, including the Nondisclosure Agreement between the Parties, dated April 5, 2011. All Confidential Information disclosed by Concert to Avanir before the Effective Date will be deemed to have been disclosed pursuant to this Agreement. Except for the Development Plan (which may be amended from time to time by the JSC subject to Section 2.1.5), none of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the Parties.

12.7 Construction.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a Person are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, or “Exhibit” refer to an Article or Section of, or any Exhibit to, this Agreement unless otherwise indicated; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; (vii) the word “any” shall mean “any and all” unless otherwise indicated by context; and (viii) the word “or” means in the alternative or together, i.e., “and/or”.

12.8 Assignment.

12.8.1 Except as provided in this Section 12.8, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without written consent of the other Party. Notwithstanding the foregoing, each Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in their entirety to an Affiliate or in connection with a Change of Control. Any attempted assignment not in accordance with this Section 12.8 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

12.8.2 Concert shall not assign ownership (in whole or in part), in and to the Concert Patents or Concert Technology, in each case without the prior written consent of Avanir, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Concert may assign any such interest in whole or in part without such consent (i) to an Affiliate or (ii) in connection with a Change of Control; provided, however, that in each case, such assignment is in connection with a permitted assignment of this Agreement and to the same assignee as to which this Agreement is assigned, that such assignment is expressly made subject to the rights granted to Avanir under this Agreement, and that the assignee assumes in writing Concert’s obligations under this Agreement.

12.9 Subcontracting.

Either Party may subcontract any of its obligations under this Agreement with the prior written consent of the JSC; provided, however, that no such consent is required by Avanir after First IND. Except with sales agents and distributors of Avanir for commercialization of the Licensed Products, in any subcontract with a Third Party, such Party shall ensure that (i) that Third Party subcontractor is bound by obligations of confidentiality no less stringent than those imposed on the Parties under this Agreement, (ii) all inventions, discoveries or materials created, identified, conceived, reduced to practice or developed by the Third Party subcontractor in the scope of its, his or her engagement with a party in connection with the subcontract agreement, and in furtherance of the Development Program, are appropriately documented and disclosed promptly to the subcontracting Party, and (iii) shall (a) grant to Concert, Avanir and their Representatives a right to inspect the subcontractor’s relevant records and facilities; (b) require the subcontractor to be in good standing with all applicable Governmental Authorities; (c) require the subcontractor to comply (as appropriate) with current good laboratory practices, current good manufacturing laboratory practices or other Laws to the extent applicable to the services or deliverables to be provided by the subcontractor; and (d) require that the subcontractor has no outstanding violations or citations that would or may impair the services or deliverables to be provided by such subcontractor.

12.10 Independent Contractor.

The relationship between Concert and Avanir is that of independent contractors. Concert and Avanir are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting Parties. The Parties’ obligations and rights in connection with the subject matter of this Agreement are solely and specifically as set forth in this Agreement, and the Parties acknowledge and agree that neither Party owes the other any fiduciary or similar duties or obligations by virtue of the relationship created by Agreement.

12.11 Notices.

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Concert:	Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 500 Lexington, Massachusetts 02421 USA Attn.: Chief Executive Officer Facsimile: 1.781.674.5309

and copy to:	WilmerHale 60 State Street Boston, Massachusetts 02109 USA Attn.: Steven D. Barrett, Esq. Facsimile: 1.617.526.5000

If to Avanir:	Avanir Pharmaceuticals, Inc. 20 Enterprise, Suite 200 Aliso Viejo, CA 92656 Attention: Sr. Vice President & Chief Business Officer Facsimile: 1-949-643-6869

and copy to:	Thomas A. Briggs Jones Day 12265 El Camino Real, Suite 200 San Diego, California 92130 USA Facsimile: 1.858.314.1150

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally recognized overnight courier; or (c) on the fifth business day following the date of mailing if sent by mail.

12.12 Third Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

12.13 Performance by Representatives

To the extent that this Agreement imposes obligations on Representatives of a Party, such Party agrees to cause its Representatives to perform such obligations.

12.14 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

12.15 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of duly authorized and executed signature pages by facsimile.

<Signature page follows.>

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

Concert Pharmaceuticals, Inc.		Avanir Pharmaceuticals, Inc.

By:	/s/ Roger D. Tung	By:	/s/ Gregory J. Flesher
Name:	Roger D. Tung	Name:	Gregory J. Flesher
Title:	CEO & President	Title:	SVP & Chief Business Officer

Schedule 1.11

CONCERT PATENTS

COUNTRY	F&R REF.	FILED	SERIAL NO.	STATUS	TITLE
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

Schedule 1.16

D-DM

“D-DM” means any compound having the structure of dextromethorphan, which is illustrated below, or a salt, solvate, or hydrate thereof, wherein for a given sample of the compound, the abundance of deuterium at one or more of the hydrogens of dextromethorphan is greater than the natural abundance of deuterium.

The compound, or salt, solvate, or hydrate thereof, includes any polymorphic or amorphous form.

The term “D-DM” also includes [**].

Schedule 1.17

[**]

[**]

EXHIBIT A: DEVELOPMENT PLAN

(See attached.)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**].

Exhibit A – Development Plan

Concert Resources (numbers shown are FTE hours)

Personnel	3/1/2012 – 8/31/2012	9/1/2012 – 2/28/2013	Total
[**]	[**]		[**]
[**]	[**]		[**]
[**]	[**]		[**]
[**]	[**]		[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]